Exhibit (a)(30)

THORNBURG INVESTMENT TRUST

THIRTY-FIRST AMENDMENT AND SUPPLEMENT TO

AGREEMENT AND DECLARATION OF TRUST

THIS THIRTY-FIRST AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, David A. Ater, David D. Chase, Sally Corning, Susan H. Dubin, David L. Gardner, Brian J. McMahon, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Trust was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987. Section 3.1 permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendment to the Agreement and Declaration of Trust.

Creation of New Series

The Trustees establish a new series of shares designated “Thornburg Long/Short Equity Fund” effective September 13, 2016. The new series will have the relative rights and preferences described in Section 3.2 of the Agreement and Declaration of Trust.

The Trustees effect this amendment as of September 13, 2016 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ David L. Gardner
Garrett Thornburg	David L. Gardner

/s/ David A. Ater	/s/ Brian J. McMahon

David A. Ater	Brian J. McMahon

/s/ David D. Chase	/s/ Owen D. Van Essen
David D. Chase	Owen D. Van Essen

/s/ Sally Corning	/s/ James W. Weyhrauch
Sally Corning	James W. Weyhrauch

/s/ Susan H. Dubin
Susan H. Dubin

Thornburg Investment Trust Thirty-First Amendment and Supplement to Agreement and Declaration of Trust	Page 1 of 1